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                     SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                            WASHINGTON, D.C.  20549

                                    FORM 15

            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                                                       Commission File No. 15584

                                 ALPINE LACE BRANDS, INC.
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                  (Exact name of registrant as specified in its charter)


                                     111 Dunnell Road
                               Maplewood, New Jersey  07040
                                      (201) 378-8600
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                   (Address, including zip code, and telephone number,
            including area code, of registrant's principal executive offices)


                          Common Stock, $.01 par value per share
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                 (Title of each class of securities covered by this Form)


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               (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]   Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]   Rule 15d-6            [ ]
          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certificate or notice date: one

     Pursuant to the requirements of the Securities Exchange Act of 1934, Alpine Lace Brands, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 16, 1997

                              By   /s/ Thuy-Nga T. Vo
                                  -----------------------------------
                                   Thuy-Nga T. Vo
                                     Secretary
                                     Alpine Lace Brands, Inc.

M1:0319035.01